Exhibit 99.1

MAP Pharmaceuticals Provides Update on LEVADEX® Program

MOUNTAIN VIEW, Calif., April 12, 2012 /PRNewswire/ — MAP Pharmaceuticals, Inc. (Nasdaq: MAPP) today provided an update on LEVADEX®, the Company’s investigational orally inhaled drug for the potential acute treatment of migraine in adults.

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The Company submitted a request to the U.S. Food and Drug Administration (FDA) for a meeting to discuss the Complete Response letter received on March 26, 2012. The Company announced that the FDA has scheduled a meeting with the Company, to occur in the second quarter.

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On April 3, 2012, the United States Patent and Trademark Office (USPTO) issued to the Company U.S. Patent No. 8,148,377, titled “Method of Therapeutic Administration of DHE to Enable Rapid Relief of Migraine While Minimizing Side Effect Profile.” This new patent, which expires in 2028, is the third in a series of patents issued to the Company relating to the pharmacokinetics of LEVADEX. The new patent results from the Company’s discovery that dihydroergotamine (DHE) can be administered to achieve pharmacokinetic profiles of DHE that result in rapid efficacy while minimizing side effects that are typically seen with other migraine drugs.

“We are pleased that the FDA has scheduled a meeting with us to discuss the issues contained in the Complete Response letter for LEVADEX,” said Timothy S. Nelson, president and chief executive officer of MAP Pharmaceuticals. “We continue to work closely together with our partner, Allergan, as we seek to resolve the issues in the Complete Response letter as quickly as possible.”

About MAP Pharmaceuticals

MAP Pharmaceuticals is a biopharmaceutical company focused on developing and commercializing new therapies to address undermet patient needs in neurology. The Company is developing LEVADEX®, an orally inhaled investigational drug for the potential acute treatment of migraine. The U.S. Food and Drug Administration reviewed the New Drug Application for LEVADEX and on March 26, 2012, the Company received a Complete Response letter. MAP Pharmaceuticals has entered into a collaboration agreement with Allergan, Inc. to co-promote LEVADEX to neurologists and pain specialists in the U.S. and Canada. The Company also applies its proprietary drug particle and inhalation technologies to generate new pipeline opportunities by enhancing the therapeutic benefits of proven drugs, while minimizing risk by capitalizing on their known safety, efficacy and commercialization history. Additional information about MAP Pharmaceuticals can be found at http://www.mappharma.com.

Forward-Looking Statements

In addition to statements of historical facts or statements of current conditions, this press release contains forward-looking statements, including with respect to MAP Pharmaceuticals’ LEVADEX product candidate. Actual results may differ materially from current expectations based on risks and uncertainties affecting the Company’s business, including, without limitation, risks and uncertainties relating to the regulatory approval process for the Company’s LEVADEX product candidate and relating to the Company’s patent rights. The reader is cautioned not to unduly rely on the forward-looking statements contained in this press release. MAP Pharmaceuticals expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law. Additional information on potential factors that could affect MAP Pharmaceuticals’ results and other risks and uncertainties are detailed in its Quarterly Report on Form 10-K for the year ended December 31, 2011, available at http://edgar.sec.gov.

CONTACT:

Christopher Chai, 650-386-3107 (investors)

Lisa Borland, 650-386-3122 (media)

Denise Powell 510-703-9491 (media)